Exhibit 99.1

Energy Recovery Reports Third Quarter
and Year-to-Date 2017 Results

SAN LEANDRO, Calif., November 1, 2017 - Energy Recovery Inc. (NASDAQ:ERII) (“Energy Recovery” or the “Company”), the leader in pressure energy technology for industrial fluid flows, today announced its financial results for the third quarter of 2017 as well as the year-to-date results for the first nine months of 2017.

Third Quarter Summary:

•	Total revenue of $15.1 million, an increase of 23% year-over-year; highest Q3 revenue in Company history

•	Product gross margin of 69.3%; highest product gross margin in Company history

•	Total gross margin(1) of 71.8%; highest total gross margin in Company history

•	Net income of $1.7 million, or $0.03 per share

Year-to-Date Summary:

•	Total revenue of $40.8 million, an increase of 11% year-over-year; highest nine month revenue in Company history

•	Product gross margin of 66.5%; highest nine month product gross margin in Company history

•	Total gross margin(1) of 69.6%; highest nine month total gross margin(1) in Company history

•	Net income of $0.7 million, or $0.01 per share

President and CEO Joel Gay remarked, “In addition to posting yet again record-breaking financial results in the quarter, the Company concluded full-scale, private testing of the second generation VorTeq system at an undisclosed facility, and in doing so, executed the most successful examination of the technology to date.  While we have in the past refrained from disclosing discreet testing results, due to the swelling anticipation as to the outcome of this process and its materiality to the Company, we feel our shareholders deserve an unfiltered account of what are indisputable proof points as to the product’s commercial potential.
The following serves as a synopsis of the testing highlights:
1.  Achieved individual pressure exchanger flow rates of up to 8.5 barrels per minute at 9,000 psi clean, which is to say without proppant, all 12 pressure exchangers achieved rate;
2.  Achieved duration runs of 60 barrels per minute at 9,000 psi clean, again without proppant;

3.  Pumped 100,000 lbs of proppant at rates of 62 to 64 barrels per minute, proppant concentration of up to 2.4 pounds per gallon added and at pressures ranging from 6,800 psi to 7,200 psi; with 87,000 lbs of proppant being processed in a continuous, uninterrupted 33-minute run.
Suffice it to say that such results outperformed our expectations as they were achieved during the first and only private testing session which lasted approximately one week.  It should be further noted that the second generation VorTeq system is entirely bespoke and distinct from the first generation, which is to say we did not export a single component from Gen-I to Gen-II.  That we executed the design, manufacturing and successful testing of a product of this size and complexity in 10 months is an achievement that stands on its own merit.  Importantly, we did not witness a single failure mode attributed to the vibrational concerns experienced last year during the testing of the Gen-I system.”
Mr. Gay continued, “The technical challenges to executing such an experiment are awesome, specifically simulating a well and having to dissipate up to 20 megawatts of energy contained in a proppant-laden fluid.  To simulate the back pressure of a well, we employed a series of progressive chokes downstream of the VorTeq.  To this end, while we were able to reach the desired pressure of 9,000 psi without proppant, proppant testing proved more challenging as the very minute sand was introduced to the testing system, the progressive chokes began to rapidly erode - much like the valves in a typical fracking pump - thereby limiting our ability to reach higher pressures.  This learning will invariably influence how we design the testing apparatus for future tests up to and including milestone one.  In this, success by the year-end remains our objective, yet we will employ the same diligent approach as we have heretofore, keeping a keen eye on the one and only objective: commercialization.
We are hopeful that this fulsome disclosure allows the discourse to progress beyond “does the VorTeq work,” to “how and when will it be commercialized?”  We have been working flat-out throughout the year to arrive at this point and I am proud of the incredibly talented men and women that constitute our Engineering Team, as well the balance of the organization whose peer group-leading performance has not gone unnoticed by Management.”

Revenues

For the third quarter of 2017, the Company generated total revenue of $15.1 million, representing the strongest third quarter top-line performance in Company history, for both the Water and Oil & Gas Segments. Revenue increased by $2.8 million, or 23%, from $12.3 million in the third quarter of 2016. Of the $2.8 million increase in revenue, $2.6 million was attributable to the Water Segment and $0.2 million was attributable to the Oil & Gas Segment.

The Water Segment generated total product revenue of $13.2 million, compared to $10.6 million in the third quarter of 2016. The $2.6 million, or 25%, increase in revenue was due to higher Mega Project (“MPD”) and Original Equipment Manufacturer (“OEM”) shipments during the third quarter of 2017.

The Oil & Gas Segment generated total revenue of $1.9 million, compared to $1.7 million in the third quarter of 2016. The $0.2 million, or 9%, increase in revenue was due to higher percentage-of-completion (“PoC”) revenue recognition associated with the sale of multiple IsoBoost® systems compared to the third quarter of 2016. License and development revenue of $1.25 million was recognized in each of the third quarters of 2017 and 2016.

Gross Margin

For the third quarter of 2017, product gross margin was 69.3%, representing the highest product gross margin in Company history. Product gross margin increased 520 basis points from 64.0% in the third quarter of 2016. This increase was largely driven by manufacturing efficiencies, higher MPD volume and favorable price and product mix in the Water Segment. Including license and development revenue, total gross margin(1) of 71.8% for the third quarter of 2017 was the highest total gross margin(1) in Company history. Total gross margin(1) increased 410 basis points from 67.7% in the third quarter of 2016.

The Water Segment generated product gross margin of 71.1%, representing the highest Water Segment product gross margin in Company history. Water Segment product gross margin increased by 6.0%, compared to 65.5% in the third quarter of 2016. This increase was largely driven by manufacturing efficiencies, higher volume and favorable price and product mix in the third quarter of 2017.

The Oil & Gas Segment generated product gross margin of 28.2%, compared to 29.6% in the third quarter of 2016. This decrease was attributable to PoC revenue recognition costs. Including license and development revenue, the Oil & Gas Segment total gross margin(1) for the third quarter of 2017 was 76.5%.

Operating Expenses

For the third quarter of 2017, operating expenses were $9.3 million, an increase of $0.3 million from $9.0 million in the third quarter of 2016. The increase in operating expense was primarily due to increased operating expense in the Oil & Gas Segment offset by slightly lower operating expenses in the Water Segment.

The Water Segment operating expenses for the third quarter of 2017 were $2.1 million, a decrease of $0.1 million from $2.2 million in the third quarter of 2016.

The Oil & Gas Segment operating expenses for the third quarter of 2017 were $3.5 million, an increase of $0.4 million from $3.1 million in the third quarter of 2016. This increase was driven by the Company’s continued investment in research and development activities.

Finally, corporate operating expenses of $3.7 million for the third quarter of 2017 were on par with the third quarter of 2016.

Bottom Line Summary

To summarize financial performance for the third quarter of 2017, the Company reported a net income of $1.7 million, or $0.03 per share. Comparatively, the Company reported a net loss of $0.6 million, or $(0.01) per share, for the third quarter of 2016.

Cash Flow Highlights

The Company ended the quarter with unrestricted cash of $19.2 million, current and non-current restricted cash of $3.1 million, and short-term investments of $72.2 million, all of which represent a combined total of $94.5 million.

During the nine months ended September 30, 2017, the Company’s net cash used by operating activities was ($2.2) million. This includes a net income of $0.7 million and non-cash expenses of $5.6 million, the largest of which were share-based compensation of $3.1 million and depreciation and amortization of $2.7 million. Unfavorably impacting cash flow from operating activities was a reduction in deferred revenue related to the amortization of the VorTeq License Agreement exclusivity fee of ($3.8) million, an increase in estimated earnings in excess of billings of ($2.6) million associated with our PoC revenue recognition, a decrease in accrued liabilities of ($1.7) million and an increase in inventory of ($1.5) million, partially offset by an increase in accounts payable of $1.8 million. Cash used in investing activities was ($39.1) million driven by the net purchases of marketable securities of ($33.6) million and capital expenditures of ($6.8) million, partially offset by a decrease in restricted cash of $1.3 million. Cash used in financing activities was ($0.8) million, driven by common stock repurchases of ($4.3) million and vested restricted stock shares withheld for tax withholdings of ($0.2) million, partially offset by the issuance of common stock related to option exercises of $3.7 million.

Forward-Looking Statements

Certain matters discussed in this press release and on the conference call are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the Company’s expected timing with respect to milestone testing, and the Company’s belief that it will commercialize the VorTeq system. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. Potential risks and uncertainties include our ability to achieve the milestones under the VorTeq license agreement, any other factors that may have been discussed herein regarding the risks and uncertainties of our business, and the risks discussed under “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 10, 2017 as well as other reports filed by the Company with the SEC from time to time. Because such forward-looking statements involve risks and uncertainties, the Company’s actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including total gross margin. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions, and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

Conference Call to Discuss Third Quarter 2017 Financial Results

LIVE CONFERENCE CALL:
Thursday, November 2, 2017, 8:00 AM PDT / 11:00 AM EDT
Listen-only, US / Canada Toll-free: 888-394-8218
Listen-only, Local / International Toll: (+1) 719-325-2202
Access code: 7579235

CONFERENCE CALL REPLAY: Expiration: Thursday, November 16, 2017 US / Canada Toll-free: 888-203-1112 Local / International Toll: (+1) 719-457-0820 Access code: 7579235
Investors may also access the live call or the replay over the internet at ir.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

Disclosure Information

Energy Recovery uses the investor relations section on its website as means of complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Energy Recovery’s investor relations website in addition to following Energy Recovery’s press releases, SEC filings, and public conference calls and webcasts.

About Energy Recovery Inc.

Energy Recovery, Inc. (ERII) is an energy solutions provider to industrial fluid flow markets worldwide. Energy Recovery solutions recycle and convert wasted pressure energy into a usable asset and preserve pumps that are subject to hostile processing environments. With award-winning technology, Energy Recovery simplifies complex industrial systems while improving productivity, profitability, and efficiency within the oil & gas, chemical processing, and water industries. Energy Recovery products save clients more than $1.8 billion (USD) annually. Headquartered in the Bay Area, Energy Recovery has offices in Houston, Ireland, Shanghai, and Dubai. For more information about the Company, please visit www.energyrecovery.com.

Contact

Brian Uhlmer
buhlmer@energyrecovery.com
(713) 858-2284

1 “Total gross margin” is a non-GAAP financial measures. Please refer to the discussion under headings “Use of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures.”

ENERGY RECOVERY INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par value)
(unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$19,245	$61,364
Restricted cash	2,908	2,297
Short-term investments	72,241	39,073
Accounts receivable, net of allowance for doubtful accounts of $96 and $130 at September 30, 2017 and December 31, 2016, respectively	11,929	11,759
Unbilled receivables, current	573	190
Cost and estimated earnings in excess of billings	4,453	1,825
Inventories	6,283	4,550
Prepaid expenses and other current assets	1,663	1,311
Total current assets	119,295	122,369
Restricted cash, non-current	182	2,087
Deferred tax assets, non-current	1,711	1,270
Property and equipment, net of accumulated depreciation of $23,352 and $21,385 at September 30, 2017 and December 31, 2016, respectively	13,632	8,643
Goodwill	12,790	12,790
Other intangible assets, net	1,427	1,900
Other assets, non-current	2	4
Total assets	$149,039	$149,063
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,336	$1,505
Accrued expenses and other current liabilities	7,657	9,019
Income taxes payable	142	16
Accrued warranty reserve	314	406
Deferred revenue	6,230	6,201
Current portion of long-term debt	11	11
Total current liabilities	17,690	17,158
Long-term debt, net of current portion	19	27
Deferred tax liabilities, non-current	2,428	2,233
Deferred revenue, non-current	60,223	63,958
Other non-current liabilities	411	554
Total liabilities	80,771	83,930
Commitments and Contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 57,855,263 shares issued and 53,592,430 shares outstanding at September 30, 2017, and 56,884,207 shares issued and 53,162,551, shares outstanding at December 31, 2016	58	57
Additional paid-in capital	146,320	139,676
Accumulated other comprehensive loss	(77)	(118)
Treasury stock, at cost, 4,262,833 repurchased at September 30, 2017 and 3,721,656 repurchased at December 31, 2016	(20,486)	(16,210)
Accumulated deficit	(57,547)	(58,272)
Total stockholders’ equity	68,268	65,133
Total liabilities and stockholders’ equity	$149,039	$149,063

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Product revenue	$13,834	$11,024	$37,017	$33,048
Product cost of revenue	4,254	3,968	12,394	11,878
Product gross profit	9,580	7,056	24,623	21,170

License and development revenue	1,250	1,250	3,750	3,750

Operating expenses:
General and administrative	4,034	3,971	12,369	12,847
Sales and marketing	2,061	2,512	6,688	6,517
Research and development	3,038	2,319	8,624	7,406
Amortization of intangible assets	157	158	473	473
Total operating expenses	9,290	8,960	28,154	27,243

Income (loss) from operations	1,540	(654)	219	(2,323)

Other (expense) income:
Interest expense	(1)	(1)	(2)	(2)
Other non-operating income	233	79	462	137
Income (loss) before income taxes	1,772	(576)	679	(2,188)
Provision for (benefit from) income taxes	66	3	(46)	(99)
Net income (loss)	$1,706	$(579)	$725	$(2,089)

Basic net income (loss) per share	$0.03	$(0.01)	$0.01	$(0.04)
Diluted net income (loss) per share	$0.03	$(0.01)	$0.01	$(0.04)

Shares used in basic per share calculation	53,580	52,106	53,717	52,227
Shares used in diluted per share calculation	55,140	52,106	55,571	52,227

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash Flows From Operating Activities
Net income (loss)	$725	$(2,089)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Share-based compensation	3,136	2,640
Depreciation and amortization	2,704	2,771
Amortization of premiums on investments	379	94
Provision for warranty claims	145	134
Unrealized loss on foreign currency transactions	69	65
Provision for doubtful accounts	16	68
Change in fair value of put options	—	33
Other non-cash adjustments	(145)	(120)
Valuation adjustments for excess or obsolete inventory	(230)	(175)
Reversal of accruals related to expired warranties	(237)	(201)
Deferred income taxes	(244)	(270)
Changes in operating assets and liabilities:
Accounts payable	1,831	(69)
Deferred revenue, product	81	557
Income taxes payable	126	135
Accounts receivable	(186)	3,330
Prepaid and other assets	(350)	(598)
Unbilled receivables	(383)	971
Inventories	(1,503)	839
Accrued expenses and other liabilities	(1,728)	(1,598)
Cost and estimated earnings in excess of billings	(2,628)	(440)
Deferred revenue, license and development	(3,750)	(3,750)
Net cash (used in) provided by operating activities	(2,172)	2,327
Cash Flows From Investing Activities
Maturities of marketable securities	30,977	1,000
Restricted cash	1,294	(15)
Capital expenditures	(6,843)	(900)
Purchases of marketable securities	(64,530)	(15,912)
Net cash used in investing activities	(39,102)	(15,827)
Cash Flows From Financing Activities
Net proceeds from issuance of common stock	3,722	3,708
Repayment of long-term debt	(8)	(7)
Tax payment for employee shares withheld	(228)	—
Repurchase of common stock	(4,276)	(9,375)
Net cash used in financing activities	(790)	(5,674)
Effect of exchange rate differences on cash and cash equivalents	(55)	(66)
Net change in cash and cash equivalents	(42,119)	(19,240)
Cash and cash equivalents, beginning of period	61,364	99,931
Cash and cash equivalents, end of period	$19,245	$80,691

FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
	Water	Oil &Gas	Total	Water	Oil &Gas	Total
Product revenue	$13,227	$607	$13,834	$10,568	$456	$11,024
Product cost of revenue	3,818	436	4,254	3,647	321	3,968
Product gross profit	9,409	171	9,580	6,921	135	7,056

License and development revenue	—	1,250	1,250	—	1,250	1,250

Operating expenses:
General and administrative	334	361	695	346	278	624
Sales and marketing	1,296	431	1,727	1,434	750	2,184
Research and development	316	2,669	2,985	262	2,023	2,285
Amortization of intangibles	157	—	157	158	—	158
Total operating expenses	2,103	3,461	5,564	2,200	3,051	5,251

Operating income (loss)	$7,306	$(2,040)	5,266	$4,721	$(1,666)	3,055
Less:
Corporate operating expenses			3,726			3,709
Consolidated operating (loss) income			1,540			(654)
Non-operating income			232			78
(Loss) income before income taxes			$1,772			$(576)

	Nine Months Ended September 30, 2017			Nine Months Ended September 30, 2016
	Water	Oil &Gas	Total	Water	Oil &Gas	Total
Product revenue	$33,707	$3,310	$37,017	$32,592	$456	$33,048
Product cost of revenue	10,003	2,391	12,394	11,557	321	11,878
Product gross profit	23,704	919	24,623	21,035	135	21,170

License and development revenue	—	3,750	3,750	—	3,750	3,750

Operating expenses:
General and administrative	965	1,085	2,050	828	650	1,478
Sales and marketing	4,039	1,635	5,674	3,663	2,133	5,796
Research and development	810	7,734	8,544	954	6,394	7,348
Amortization of intangibles	473	—	473	473	—	473
Total operating expenses	6,287	10,454	16,741	5,918	9,177	15,095

Operating income (loss)	$17,417	$(5,785)	11,632	$15,117	$(5,292)	9,825
Less:
Corporate operating expenses			11,413			12,148
Consolidated operating loss			219			(2,323)
Non-operating income			460			135
Loss before income taxes			$679			$(2,188)

ENERGY RECOVERY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)

This press release includes non-GAAP financial information because we plan and manage our business using such information. Our non-GAAP total gross margin and total gross profit are determined by adding back the license and development revenue associated with the amortization of the VorTeq exclusivity fee. Our non-GAAP Adjusted Income or Loss is determined by adding back non-recurring operating expenses.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Product revenue	$13,834	$11,024	$37,017	$33,048
License and development revenue	1,250	1,250	3,750	3,750
Total revenue	$15,084	$12,274	$40,767	$36,798

Product gross profit	$9,580	$7,056	$24,623	$21,170
License and development gross profit	1,250	1,250	3,750	3,750
Total gross profit (non-GAAP)	$10,830	$8,306	$28,373	$24,920

Product gross margin	69.3%	64.0%	66.5%	64.1%
Total gross margin (non-GAAP)	71.8%	67.7%	69.6%	67.7%

Net income / (loss)	$1,706	$(579)	$725	$(2,089)
Non-recurring operating expenses (non-GAAP)	—	—	—	1,008
Adjusted net income / (loss) (non-GAAP)	$1,706	$(579)	$725	$(1,081)

Basic and diluted net income / (loss) per share	$0.03	$(0.01)	$0.01	$(0.04)
Adjusted basic and diluted net loss per share (non-GAAP)	$0.03	$(0.01)	$0.01	$(0.02)

Weighted average shares outstanding – basic	53,580	52,106	53,717	52,227
Weighted average shares outstanding – diluted	55,140	52,106	55,571	52,227